TRANSITION AGREEMENT

This Transition Agreement (“Transition Agreement”) is entered into on December 15, 2022, between Walt Meffert (“Employee”) and Modivcare Solutions, LLC (the “Company”), collectively referred to as the “Parties.”

By this Transition Agreement, Employee and the Company desire to define Employee’s obligations to the Company, facilitate his transition, and resolve any claims or disputes Employee may have with the Company, including but not limited to any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.

In consideration of all mutual promises herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Employee and the Company hereby agree as follows:

1.Prior Agreements. Employee and the Company agree that all the terms of this Transition Agreement are contained in this document and that, except as expressly provided herein, this Transition Agreement does not supersede, replace, or modify any prior agreements between Employee and the Company setting forth any other post-employment obligations that Employee owes the Company, including but not limited to the non-competition, non-solicitation, and confidentiality post-employment obligations set forth in the Restrictive Covenants Agreement that Employee entered into on or about May 7, 2021 (the “RCA”); provided that, to the extent any provisions of this Transition Agreement and the RCA conflict, this Transition Agreement shall control. Employee is not relying upon any other agreement, representation, statement, omission, understanding, or course of conduct that is not expressly set forth in this Transition Agreement.

2.Characterization of Separation. Employee acknowledges and agrees his separation of employment from the Company will be characterized and treated as a “voluntary resignation other than for Good Reason” under the terms of the Company’s Severance Policy for Executive Leaders. Should a future or potential employer of Employee solicit a reference from the Company on behalf of Employee, the Company will follow its general policy of providing only Employee’s dates of employment and positions held, provided any requests for information are made through and responded to by Corporate Cost Control (800-207-6926).

3.Timing of Termination. The Parties agree that Employee will continue his employment in his current position from the date of this Agreement until December 31, 2022. From January 1, 2023 to March 31, 2023, Employee will be placed on a paid administrative leave, will not report to the workplace, and will be relieved of all duties, except for limited duties, if any, expressly assigned by the Company, including but not limited to answering any questions that the Company may pose). Employee will no longer be authorized to incur any expenses, obligations, and liabilities on behalf of the Company as of January 1, 2023. Collectively, this period from the date of this Transition Agreement until March 31, 2023 will constitute the “Transition Period”; provided that (i) the Transition Period can be terminated sooner than March 31, 2023 for any reason at the Company’s sole discretion, except that, if terminated by the Company for a reason other than Employee’s failure to perform his duties in Good Faith, the Company will continue to pay Employee his current base salary through March 31, 2023; (ii) the Transition Period can be extended past March 31, 2023 for any reason at the Company’s sole discretion, with Employee’s consent; and (iii) the Transition Period will terminate if Employee fails to perform his duties in Good Faith (as defined below in Section 4) and the Company, at its option, chooses to terminate the Transition Period immediately, as set forth in Section 4. The Parties acknowledge and agree that the Transition Period will begin on the date that both parties execute this Transition Agreement and that the Transition Period will automatically terminate on March 31, 2023, unless (i) the Company exercises its discretion to extend (with Employee’s consent) or reduce the Transition Period under this Section and/or (ii) the Transition Period terminates because Employee fails to perform his duties in Good Faith as set forth in Section 4. Except as expressly provided in this Transition Agreement, Employee’s employment will immediately terminate upon the expiration of the Transition Period, and all compensation, benefits, equity vesting, and any other perquisites of employment will cease upon the termination of the Transition Period.

Notwithstanding the foregoing, the Company acknowledges and agrees that the short‑term incentive plan (“STIP”) bonus it will pay Employee for work performed in 2022 will be in accordance with the same criteria and timing as STIP bonuses paid to other, similarly situated Company employees, based on the Company’s 2022 results. Employee acknowledges and agrees that the Company will not pay Employee any portion of any STIP (or other) bonus for work, if any, performed in 2023.

During the Transition Period, Employee will continue to receive his current base salary of $400,000 in the same manner to which Employee was entitled immediately prior to the Transition Period, except to the extent there are any changes in payroll or other company practices during the Transition Period which affect the general employee population.
4.Good Faith Performance During the Transition Period. If Employee fails to perform any duties in Good Faith during the Transition Period, the Company may, at its option, choose to terminate the Transition Period immediately, in which case, Employee’s separation will still be characterized and treated as a voluntary resignation. Notwithstanding any other provisions in this Agreement, if the Transition Period terminates before March 31, 2023 due to Employee’s failure to perform in Good Faith, Employee acknowledges and agrees he will not be entitled to any of the consideration set forth in this Agreement, including but not limited to the consideration set forth in Section 5, nor will he be entitled to any other severance benefits.

“Good faith” as used herein means that Employee will (i) use all reasonable efforts to perform his duties and discharge his responsibilities competently, carefully, faithfully, and as directed by his managers, provided that, during the period that he is on administrative leave, Employee’s duties and responsibilities will be limited to those duties and responsibilities, if any, that the Company expressly assigns him, including but not limited to answering questions from the Company; (ii) devote his full time and effort to performing his job duties, provided that, during the period that he is on administrative leave, Employee will only be obligated to devote his time and effort as needed to perform the duties, if any, expressly assigned to him by the Company, including but not limited to answering questions from the Company; (iii) ensure that Employee’s interactions with managers and co-employees remain constructive and positive; (iv)

refrain from engaging in acts detrimental to the best interests of the Company; and (v) comply fully with all of the Company’s policies and practices. To the extent the Company determines Employee is no longer performing his duties in Good Faith, it shall notify Employee in writing and Employee shall have two business days to cure the identified deficiencies.

5.Consideration. Subject to both (i) Employee executing (and not revoking) a general release in a form substantially similar to the Confidential Voluntary Separation Agreement and General Release attached as Exhibit A to this Transition Agreement on March 31, 2023; and (ii) Employee performing (or being relieved from performing) his duties in Good Faith for the full duration of the Transition Period, the Parties agree that, as consideration:

a.The Company will pay Employee a total of $400,000 (representing 12 months of Employee’s current base salary), minus required tax and other withholdings (the “Severance Payment”), which will be reported as wages and paid over the course of 12 months in biweekly installments consistent with the Company’s normal payroll cycle, starting with the next regular payroll after the expiration of the revocation period provided for in the general release that is in a form substantially similar to Exhibit A to this Transition Agreement.

b.Subject to Employee’s enrollment in continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Company will fully subsidize COBRA coverage for 12 months, which will be paid directly by the Company to the carrier once Employee elects COBRA coverage. Should Employee decide to continue COBRA coverage after the expiration of the fully-subsidized period of time, Employee will need to pay the full premium plus any applicable administrative fee directly to the COBRA administrator.

c.The Company will agree to modify the employee and independent contractor non‑solicitation obligations contained in Section 3(c)(i) of the RCA so that Employee may (i) solicit, knowingly induce, and/or encourage Mike Diamond, Larry Witte, Greg Robinson, and/or Doug Longbottom to leave the employment of the Company; (ii) hire Mike Diamond, Larry Witte, Greg Robinson, Doug Longbottom, and/or Erin Mayor on his own behalf or on behalf of any other person or entity; and (iii) solicit, knowingly induce, and/or encourage to leave the employment or any other service of the Company and/or hire on his own behalf or on behalf of any other person or entity any employee or independent contractor who provided services to the Company during the one year period preceding Employee’s separation, provided that the Company’s General Counsel or their designee first consents in writing, such consent not to be unreasonably withheld. For the avoidance of doubt, this Transition Agreement does not supersede, replace, or modify any provision of the RCA other than its Section 3(c)(i).

Employee acknowledges that the Company has made no representation about the tax consequences of the Severance Payment or any other consideration provided by the Company to Employee pursuant to this Transition Agreement. Employee agrees to indemnify and hold the Company harmless for any and all claims, taxes, or penalties asserted against the Company relating to the Severance Payment or other consideration provided by the Company pursuant to this Transition Agreement.

6.Treatment of Equity Awards. The Parties agree and acknowledge that Employee’s equity grants will be treated in accordance with the terms of Employee’s individual grant agreements and the terms of the Company’s 2006 Long-Term Incentive Plan, as amended from time to time. For the avoidance of doubt, so long as Employee performs his duties in Good Faith during the Transition Period, Employee’s equity grants will continue to vest in accordance with their terms during the Transition Period.

7.Valid Consideration. Employee acknowledges that the consideration referenced in Section 5, above, is in addition to any wages or other compensation owed to Employee, and that, separate from the terms of this Transition Agreement, Employee is not otherwise entitled to the consideration referenced in Section 5.

8.Voluntary Execution of Agreement. Employee acknowledges and agrees that Employee executed this Transition Agreement voluntarily and without any duress or undue influence on the part or behalf of the Company or any third party.

9.At-Will Employment. Notwithstanding any other provisions herein, Employee will be continue to be an at-will employee of the Company, and Employee or the Company may terminate Employee’s employment with the Company for any reason or for no reason at any time; provided that, if Employee terminates his employment with the Company prior to the expiration of the Transition Period, he will not be entitled to any of the consideration set forth in this Transition Agreement, including but not limited to the Severance Payment set forth in Section 5.

10.Future Cooperation. Employee agrees to make himself available and to fully cooperate, at the Company’s request, with the Company in investigating or defending any potential, threatened, or actual grievance, claim, or litigation that currently exists or may arise subsequent to the execution of this Transition Agreement. The Company shall make such requests for assistance with reasonable advance notice to Employee. Such cooperation includes meeting with the Company’s representatives (e.g., legal counsel) to fully and truthfully discuss and review any issues with which Employee was directly or indirectly involved during his employment; participating in any investigation conducted by the Company or any governmental or regulatory entity; signing declarations or witness statements provided that Employee confirms they are true; preparing for and serving as a witness in any civil, administrative, or regulatory proceeding; reviewing documents as requested by the Company; and performing similar activities that the Company deems necessary.

IN WITNESS WHEREOF, the Parties hereto have executed this Transition Agreement as of the date first written above.

Employee

/s/ Walt Meffert__________
Walt Meffert

Modivcare Solutions, LLC

By: /s/ L. Heath Sampson
L. Heath Sampson

Its: President & Chief Executive Officer

Exhibit A
CONFIDENTIAL VOLUNTARY SEPARATION AGREEMENT AND GENERAL RELEASE
This Confidential Voluntary Separation Agreement and General Release (“Agreement”) is entered into between Walt Meffert (“Employee”) and Modivcare Solutions, LLC (the “Company”), collectively referred to as the “Parties.”
Employee voluntarily resigned from his employment with the Company effective March 31, 2023. By this Agreement, Employee and the Company desire to facilitate his transition and resolve any claims or disputes Employee may have at the time this Agreement is executed by the Parties.
In consideration of all mutual promises herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Employee and the Company agree:
1.Voluntary Resignation Other than for Good Reason. By signing this Agreement, Employee voluntarily tenders his resignation, effective as of March 31, 2023 (“the Separation Date”). Employee acknowledges and agrees he is voluntarily resigning his employment with the Company. Employee further acknowledges and agrees that his resignation will be characterized and treated as a “voluntary resignation other than for Good Reason” under the terms of the Company’s Severance Policy for Executive Leaders and that he is not entitled to any severance payments or other compensation pursuant to said Policy or the Restrictive Covenants Agreement that Employee entered into on or about May 7, 2021 (the “RCA”).

2.Consideration. The Company will pay Employee a total of $400,000 (representing 12 months of Employee’s current base salary), minus required tax and other withholdings (the “Severance Payment”), which will be reported as wages and paid over the course of 12 months in biweekly installments consistent with the Company’s normal payroll cycle, starting with the next regular payroll following the Effective Date set forth in Section 13.
Subject to Employee’s enrollment in continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Company will fully subsidize COBRA coverage for 12 months, which will be paid directly by the Company to the carrier once Employee elects COBRA coverage. Should Employee decide to continue COBRA coverage after the expiration of the fully-subsidized period of time, Employee will need to pay the full premium plus any applicable administrative fee directly to the COBRA administrator.

The Company hereby agrees to modify the employee and independent contractor non‑solicitation obligations contained in Section 3(c)(i) of the RCA so that Employee may (i) solicit, knowingly induce, and/or encourage Mike Diamond, Larry Witte, Greg Robinson, and/or Doug Longbottom to leave the employment of the Company; (ii) hire Mike Diamond, Larry Witte, Greg Robinson, Doug Longbottom, and/or Erin Mayor on his own behalf or on behalf of any other person or entity; and (iii) solicit, knowingly induce, and/or encourage to leave the employment or any other service of the Company and/or hire on his own behalf or on behalf of any other person or entity any employee or independent contractor who provided services to the Company during the one year period preceding Employee’s separation, provided that the Company’s General Counsel or their designee first consents in writing, such consent not to be unreasonably withheld. For the avoidance of doubt, this Agreement does not supersede, replace, or modify any provision of the RCA other than its Section 3(c)(i).

Employee acknowledges that the Company has made no representation about the tax consequences of the Severance Payment or any other consideration provided by the Company to Employee pursuant to this Agreement. Employee agrees to indemnify and hold the Company harmless for any and all claims, taxes, or penalties asserted against the Company relating to the Severance Payment or other consideration provided by the Company pursuant to this Agreement.

3.No Other Payment Obligations. Employee acknowledges that Employee has received all wages, compensation, bonuses, or other amounts owed to Employee, that Employee is only entitled to the consideration referenced in Section 2, above, if he executes and does not revoke this Agreement, and that, without this Agreement, Employee is not otherwise entitled to the consideration referenced in Section 2.

4.General Release. In consideration of the Company’s agreements set forth in Section 2, Employee hereby and forever releases the Company and its officers, directors, employees, managers, supervisors, agents, attorneys, insurers, investors, shareholders, administrators, parents, affiliates, divisions, subsidiaries, predecessor and successor corporations, assigns, and any other related persons or entities (“the Releasees”) from, and agrees not to sue concerning, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, disclosed or undisclosed, liquidated or contingent, that Employee may possess against any of the Releasees arising from any omissions, acts, or facts that have occurred up until and including the date on which Employee signs this Agreement including, without limitation:

a.any and all claims arising out of or relating to Employee’s employment with or separation from the Company;

b.any and all public policy, contract, tort, or common law claims, including, but not limited to, wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (express and implied), breach of a covenant of good faith and fair dealing (express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, and conversion;

c.any and all claims or demands for wages, compensation or other amounts claimed to be due from the Company, including, but not limited to, claims for bonuses, commissions, stock, stock options, or any equity or ownership interest in the Company, vacation pay, personal time off, sick pay, fringe benefits, 401(k) match, expense reimbursements, or any other form of payment;

d.any and all claims for violation of federal, state, or local constitution, law, code, ordinance, statute, or other legislative enactment, as amended, including, but not limited to, the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Genetic Information Nondiscrimination Act of 2008; the Civil Rights Acts of 1866 and 1871; Sections 1981 through 1988 of Title 42 of the United States Code; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Equal Pay Act; the Fair Labor Standards Act; the Family and Medical Leave Act; the National Labor Relations Act; the Occupational Safety and Health Act; the Rehabilitation Act; Executive Order 11246; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974 (“ERISA”); the Lilly Ledbetter Fair Pay Act; the Families First Coronavirus Response Act; the Colorado Anti-Discrimination Act; the Colorado Labor Peace Act; the Colorado Wage Claim Act; the Colorado Lawful Off-Duty Activities Statute; the Colorado Personnel Files Employee Inspection Right Statute; the Colorado Equal Pay for Equal Work Act; the Colorado HELP Rules; and the current Colorado Minimum Wage or COMPS Order, to the extent allowed under each such law;

e.any and all claims arising out of any other federal, state, or local statute, law, rule, regulation, or ordinance; and

f.any and all claims for damages (whether compensatory, punitive, or otherwise), attorneys’ fees, and costs.

Employee expressly waives any right, claim, or cause of action that might arise as a result of information later learned by Employee.

Employee agrees that the release set forth in this Section 4 shall be and remains in effect in all respects as a complete general release. Employee agrees that in the event Employee brings a claim covered by the foregoing release in which Employee seeks damages or other remedies against the Releasees, this Agreement shall serve as a complete defense to such claims. Employee agrees that in the event any government agency pursues any such claim in Employee’s name or on Employee’s behalf, this Agreement shall serve as a bar to any recovery by or relief to Employee.

Employee agrees that any breach of this Section 4 shall constitute a material breach of this Agreement. Employee agrees to reimburse the Releasees for all costs, attorneys’ fees, and any and all damages incurred by the Releasees in defending against a claim brought or pursued by Employee in violation of this Agreement.

This general release does not extend to the obligations of the Company created by this Agreement.

5.Affirmations. Employee affirms that Employee has not filed nor caused to be filed, nor is presently a party to, any claim against the Company.

Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, benefits, stock options, restricted stock units, and/or other equity to which Employee may be entitled. Employee further affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

Employee further affirms that Employee has no known workplace injuries or occupational diseases. Employee also affirms he has provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any released person or entity. Employee further affirms he has accurately reported all work activities, including those outside of Employee’s scheduled hours, on breaks, or after shifts. Employee also affirms he has not incurred any job-related expenses for which the Company has not reimbursed Employee.

Employee also affirms that Employee has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and/or relevant statutory or common law. Employee understands and acknowledges that, notwithstanding the provisions above, Employee will not be held criminally or civilly liable for any disclosure of any of the Company’s proprietary or confidential information that Employee makes:

a.In confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law;

b.In a complaint or other document filed in a lawsuit or other proceeding when the filing is made under seal; or

c.To Employee’s attorney or in a sealed court filing in a lawsuit alleging retaliation for reporting a suspected violation of law.

Employee affirms that Employee has returned all of the Company’s property, documents, and/or any confidential information in Employee’s possession or control. Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at the Company’s premises and that the Company is not in possession of any of Employee’s property.

6.Confidentiality. Employee expressly agrees that he will keep the terms of this Agreement STRICTLY CONFIDENTIAL. Employee further agrees that he will not communicate (orally or in writing), or in any way voluntarily disclose or allow or direct others to disclose, the terms of this Agreement to any person, judicial or administrative agency or body, business entity or association, or anyone else for any reason whatsoever, unless required to do so to enforce the terms of this Agreement, or pursuant to lawful subpoena or to an order of a court of competent jurisdiction, except that Employee may disclose the terms of this Agreement to Employee’s spouse, attorney, and tax or financial advisor. If disclosure is made to any of the persons listed in this Section 6, Employee agrees to inform such persons of the confidentiality requirements of this Agreement and will not make any disclosure to such persons without first obtaining the agreement of those persons to keep the information confidential. It is expressly agreed that the provisions of this Section are essential provisions of, and partial consideration for, this Agreement.

In the event that Employee is notified, or otherwise becomes aware, of any litigation, court order, or subpoena requiring or requesting disclosure of any information concerning this Agreement, its terms, or Employee’s employment with the Company, Employee agrees to notify Jonathan Bush at jonathan.bush@modivcare.com, in writing, within 48 hours after Employee is notified or becomes aware of such litigation, court order, or subpoena and prior to disclosing any information concerning this Agreement, its terms, or Employee’s employment with the Company.

Employee acknowledges and agrees that any breach of this Section 6 by any of the persons listed above is a material breach of this Agreement for which Employee is responsible. In addition, Employee shall reimburse the Company for any and all costs (including, but not limited to, attorneys’ fees) incurred by the Company in enforcing the terms of this Section 6.

7.Employment References. The Company will follow its general policy of providing to future or prospective employers only Employee’s dates of employment and positions held, provided any requests for information are made through and responded to by Corporate Cost Control (800-207-6926).

8.Assignment. Employee warrants that Employee has not assigned any claims or rights released in this Agreement.

9.Nondisparagement. Employee agrees and warrants that Employee will not disparage, defame, belittle, ridicule, discredit, denigrate, or in any other way harm or damage the reputation of the Releasees, their products, services, businesses, activities, operations, affairs, or prospects. Employee further agrees and warrants that Employee will not make, file, prepare, report, or assist in making, filing, preparing, or reporting any disparaging remarks regarding the Releasees via the Internet or any news media. This Section is not intended to preclude Employee from testifying truthfully in any case in a court of law or before an administrative agency or from complying with a valid subpoena or court order.

10.Exceptions and Noninterference with Rights. Employee understands that nothing in this Agreement prohibits Employee from filing a charge or participating in an investigation conducted by a federal, state, or local governmental agency. However, Employee agrees that this Agreement shall serve as a bar to any recovery by or relief to Employee.

Nothing in this Agreement is intended to waive Employee’s claims (i) for workers’ compensation benefits, (ii) for any medical benefits or any judgment or monetary awards or settlements that may arise related to medical benefits under any group health plan sponsored by the Company or any Releasee, (iii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement, (iv) that may arise after Employee signs this Agreement, or (v) that cannot be released by private agreement. This Agreement does not limit Employee’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

11.No Admission of Wrongdoing. By entering into this Agreement, the Company does not admit that it engaged in any unlawful or improper conduct, or that it is legally obligated to Employee in any way.

12.Construction. The consideration stated herein is contractual and not merely a recital. The Parties hereto execute and deliver this Agreement after being fully informed of its terms, contents, and effects. The Parties acknowledge that both Parties have had a full opportunity to revise the language of the Agreement, and that, in the event of a dispute, the Agreement should not be construed in any way either for or against a party based on whether a particular party was or was not the primary drafter of this Agreement.

13.Effective Date. This Agreement shall become effective on the next calendar day following expiration of the revocation period provided for in Section 14 of this Agreement, if Employee does not revoke the Agreement (the “Effective Date”).

14.Older Workers Benefit Protection Act Waiver. Employee acknowledges:

a.That Employee specifically intends that the claims he is releasing herein include any claims Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990. EMPLOYEE, FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE, AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST THE COMPANY AND THE OTHER RELEASEES AS OF THE DATE OF EXECUTION OF THIS AGREEMENT.

b.That Employee is not waiving rights and claims that Employee may have under the ADEA against the Company that may arise after the date on which this Agreement is executed.

c.That Employee is advised to consult with an attorney before signing this Agreement because he is permanently giving up legal rights. Employee acknowledges that he has been so advised to consult with an attorney prior to signing this Agreement.

d.That Employee has read this Agreement, understands its terms and the fact that it releases any and all claims Employee may have against the Company, and enters into this Agreement knowingly and voluntarily and without duress or coercion from any source.

e.That this Agreement has been written in a manner calculated to be understood by Employee, and is in fact understood by Employee.

f.That Employee has been given a reasonable period of time (more than 21 calendar days) to consider this Agreement prior to signing this Agreement. The Parties agree that any material or non-material modification of this Agreement will not restart the consideration period.

g.That this Agreement becomes null and void and of no further force or effect if Employee does not sign, date, and return this Agreement to the Company on March 31, 2023.

h.That Employee understands that he has 7 calendar days following his signing of this Agreement to revoke it (the “revocation period”). In order to effectively revoke this Agreement, Employee must provide notice of such revocation within 7 calendar days after he executes this Agreement to Jonathan Bush at jonathan.bush@modivcare.com. After 7 calendar days have passed following Employee’s execution of this Agreement, Employee’s execution shall be final and irrevocable.

i.That, if Employee revokes his release of any claim for violation of the ADEA, the Company shall have the option, at its discretion, of rescinding this Agreement in its entirety. In the event of a revocation pursuant to this Section, and if the Company chooses not to rescind this Agreement in its entirety, the Agreement shall remain fully effective in all other respects, including, without limitation, as a release of all other claims released by Employee as described in Section 4 above.

15.Future Cooperation. Employee agrees to make himself available and to fully cooperate, at the Company’s request, with the Company in investigating or defending any potential, threatened, or actual grievance, claim, or litigation that currently exists or may arise subsequent to the execution of this Agreement. The Company shall make such requests for assistance with reasonable advance notice to Employee. Such cooperation includes meeting with the Company’s representatives (e.g., legal counsel) to fully and truthfully discuss and review any issues with which Employee was directly or indirectly involved during his employment; participating in any investigation conducted by the Company or any governmental or regulatory entity; signing declarations or witness statements provided that Employee confirms they are true; preparing for and serving as a witness in any civil, administrative, or regulatory proceeding; reviewing documents as requested by the Company; and performing similar activities that the Company deems necessary.

16.Execution of Agreement. This Agreement may be executed in counterparts and shall be fully enforceable in all regards if executed in such manner as if it had been executed as a single document. Signatures obtained electronically shall constitute effective execution of this Agreement.

17.Other Terms. Employee and the Company agree that all the terms of this Agreement are contained in this document; that this Agreement does not supersede, replace, or modify any prior agreements between Employee and the Company setting forth any other post-employment obligations that Employee owes the Company, including but not limited to the non-competition, non-solicitation, and confidentiality post-employment obligations set forth in the RCA, which shall remain in full force and effect in accordance with their terms, except as expressly modified herein, and provided that, to the extent any provisions of this Agreement and a prior agreement conflict, this Agreement shall control; that no statements or inducements have been made contrary to or in addition to the statements herein; that the terms hereof are binding on and enforceable for the benefit of Employee’s successors and assigns; that the Agreement shall be governed by Colorado law; and that the provisions of this Agreement are severable, so that if any section of this Agreement, other than the general release clause set forth at Section 4, is determined to be unenforceable, the other sections shall remain valid and fully enforceable.

Accepted and agreed as of this 31st day of March 2023.

__________________________________
Walt Meffert

Modivcare Solutions, LLC

By:
L. Heath Sampson

Its: President & Chief Executive Officer